Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 17, 2008 (except for Note 3 as to which the date is March 16, 2009), with respect to the consolidated financial statements and schedule included in the Annual Report of The Princeton Review, Inc. and Subsidiaries’ on Form 10-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said report in the Registration Statements of The Princeton Review, Inc. and Subsdiaries Forms S-8 (Nos. 333-149940 with an effective date of March 28, 2008, 333-145537 with an effective date of August 17, 2007, 333-104136 with an effective date of March 31, 2003, 333-63638 with an effective date of June 22, 2001 and 333-77016 with an effective date of January 18, 2002).

/s/ GRANT THORNTON LLP

New York, New York

March 16, 2009